Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of our audit report dated July 31, 2023 relating to the consolidated financial statements of PharmaCyte Biotech, Inc (the “Company”), for the year ended April 30, 2023, which report appears in the Company’s 2023 Annual Report on Form 10-K.

/s/ Armanino LLP

Armanino LLP

Irvine, California

December 4, 2024